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                                                                    Exhibit 21.1

                     Subsidiaries of Mediacom Broadband LLC
                     --------------------------------------

                               State of Incorporation     Names under which
               Subsidiary        or Organization       subsidiary does business
-----------------------------  ----------------------  ------------------------
MCC Georgia LLC                     Delaware                MCC Georgia LLC
MCC Illinois LLC                    Delaware                MCC Illinois LLC
MCC Iowa LLC                        Delaware                MCC Iowa LLC
MCC Missouri LLC                    Delaware                MCC Missouri LLC
Mediacom Broadband Corporation      Delaware                Mediacom Broadband
                                                             Corporation